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                                                                    Exhibit 23.2


                        CONSENT OF DELOITTE & TOUCHE LLP



We consent to the incorporation by reference in this registration statement (File No. 333-30206) of Shelbourne Properties I, Inc. on Form S-4 of our report dated March 17, 2000 appearing in the Annual Report on Form 10-K of Integrated Resources High Equity Partners, Series 85, A California Limited Partnership for the year ended December 31, 1999 and to the use of our report dated December 7, 2000, on our audit of the balance sheet of Shelbourne Properties I, Inc. as of September 30, 2000, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "EXPERTS" in such Prospectus

DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 14, 2000